AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT (“Amendment”) is made as of January 23, 2006, by and among Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and Dr. Andrei Gudkov (the “Consultant”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Consulting Agreement.

R E C I T A L S

WHEREAS, the Company and the Consultant have entered into that certain Consulting Agreement, dated as of August 1, 2004 (the “Consulting Agreement”); and

WHEREAS, the Company and the Consultant wish to amend and restate Section 2 in its entirety, the first sentence of Section 3 of the Consulting Agreement in its entirety and Section 4 of the Consulting Agreement as provided below;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 2. Section 2 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

“2. Term. This Agreement shall commence on the date hereof and shall continue until December 31, 2008 (the “Consultation Period”), unless earlier terminated in accordance with the provisions of Section 4.”

2. Section 3. Section 3 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

“3. Compensation.

Company will pay to a consultant a monthly fee of $5,833.33 based on a work load of approximately 25 hours per month.”

3. Section 4. The sentence of Section 4 which reads “Either party may terminate the Agreement, without cause, upon 30 days notice in writing to the other party” is hereby deleted and Section 4 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

“4. Termination. The Company may terminate the Consultation Period, effective immediately upon receipt of written notice, but only if the Consultant (a) breaches or threatens to breach any provision of Section 6, (b) engages in any malfeasance, misconduct, or conduct likely to cause reputational harm to the Company, (c) enters into a relationship with any third party which creates a conflict of interest with his Consulting Services for the Company, or (d) dies or becomes physically or mentally disabled such that, in the Company’s reasonable judgment, he cannot perform the duties contemplated hereunder, and any such termination under (a), (b), (c) or (d) shall be deemed “for cause” termination. Following termination, the Company shall pay all fees owing for services rendered prior to the termination date, as such fees become payable.”

4. No Amendment or Waiver. The execution, delivery and effectiveness of this Amendment shall not constitute an amendment or waiver of any other provision of the Consulting Agreement. The terms of the Consulting Agreement not affected, modified or changed by this Amendment shall remain in full force and effect.

5. References. Each reference in the Consulting Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Consulting Agreement as amended hereby, and each reference to the Consulting Agreement in any other document, instrument or agreement shall mean and be a reference to the Consulting Agreement as amended hereby.

6. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunder effective upon the date referenced-above.

THE COMPANY:

Cleveland BioLabs, Inc., a Delaware corporation

/s/Michael Fonstein
By: Michael Fonstein
Its: President and Chief Executive Officer

THE EXECUTIVE:

/s/Andrei Gudkov
By: Andrei Gudkov